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                                                                   EXHIBIT 10.11

TO:      THE OFFICERS OF ENDWAVE CORPORATION

FROM:    ED KEIBLE

DATE:    MARCH 31, 2000

RE:      ENDWAVE OFFICER RETENTION PLAN

     Upon the closing of the merger between Endgate Corporation and TRW MilliWave Inc. (the "Merger") to create EndWave Corporation (the "Company"), you will be eligible to participate in the EndWave Officer Retention Plan (the "Plan"). The terms of the Plan are as follows:

1. INVOLUNTARY TERMINATION WITHOUT "CAUSE" AND PRIOR TO "CHANGE OF CONTROL"

     Involuntary termination of your employment with the Company without "Cause" and prior to a "Change of Control" will entitle you to a severance benefit in the form of salary continuation for a period detailed below. Benefits (I.E., health, disability and life insurance but not 401(k) plan or flexible benefits) will be continued for that same period. Final year bonus will be payable based on your total annual base salary, which will be prorated for the time in the annual cycle and the accrual to the date of your termination. All options awarded before the closing date of the Merger will immediately vest in full, and all options awarded on or after the closing date of the Merger will vest as though you had remained employed for twice the salary continuation period (E.G., CEO would vest fully in all options awarded before the closing date and vest by 24 months in all options awarded on or after the closing date). Salary continuation (subject to applicable tax withholding) will be as follows:

o    CEO         Greater of 12 months or 2 months for each completed year of service.
o    COO & CFO   Greater of 9 months or 1.5 months for each completed year of service.
o    EVPs & VPs  Greater of 6 months or 1 month for each completed year of service.

2. "CHANGE OF CONTROL" WITHOUT TERMINATION OF EMPLOYMENT

     Options will vest as in section 1 above. This will mean that the salary continuation period will be used to measure the acceleration of vesting of options awarded on or after the closing date of the Merger, even though no salary continuation will actually be paid.

3. INVOLUNTARY TERMINATION WITHOUT "CAUSE" UPON OR WITHIN SIX MONTHS FOLLOWING "CHANGE OF CONTROL"

     Severance package identical to section 1 above, except that salary continuation period and corresponding amount of option accelerated vesting (after combining the amount of acceleration under sections 2 and 3) will be doubled.


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4. DEFINITIONS.

     "Cause" means your misconduct, including but not limited to: (i) your conviction of any felony or any crime involving moral turpitude or dishonesty,
(ii) your participation in a fraud or act of dishonesty against the Company,
(iii) any conduct that, based upon a good faith and reasonable factual investigation and determination by the Company's Board of Directors (the "Board"), demonstrates a gross unfitness to serve, (iv) any conduct that, based upon a good faith and reasonable factual investigation and determination by the Board, consists of willful and repetitive acts having the effect of injuring the business or reputation of the Company or any of its affiliates, or (v) your intentional, material violation of any contract between the Company and you or any statutory duty you owe to the Company that is not corrected within thirty
(30) days after written notice to you. Any physical or mental disability shall not constitute "Cause".

     "Change of Control" means that any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, or any comparable successor provisions (excluding TRW Inc., any of its affiliates and any employee benefit plan, or related trust, sponsored or maintained by the Company or any of its affiliates), becomes the beneficial owner of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors of the Company.

5. ADJUSTMENT OF PAYMENT TO ACHIEVE BETTER AFTER-TAX RESULT

     If any payment or benefit you would receive pursuant to a Change of Control from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

     If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (PROVIDED, HOWEVER, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If


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the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.


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